Exhibit 99.1

Contacts:	W. Benjamin Moreland, CFO
Jay Brown, Treasurer
Crown Castle International Corp.
713-570-3000

CROWN CASTLE INTERNATIONAL TO PURCHASE

VERIZON’S INTEREST IN

CROWN ATLANTIC JOINT VENTURE

November 4, 2004 – HOUSTON, TEXAS – Crown Castle International Corp. (NYSE:CCI) today announced it has purchased Verizon’s 37.245% interest in the Crown Atlantic Joint Venture (“Crown Atlantic”) for $295 million, inclusive of approximately $15 million of net working capital. Effective immediately, Crown Castle owns 100% of Crown Atlantic. Verizon will retain certain protective rights regarding the tower network held by Crown Atlantic.

For the quarter ended September 30, 2004, Crown Atlantic generated $114.0 million in annualized site rental revenue and $70.4 million in annualized Adjusted EBITDA. Crown Atlantic owns 2,019 towers and has $180 million outstanding under its senior credit facility.

In addition, Crown Castle Operating Company (“CCOC”), a restricted group subsidiary as defined in Crown Castle’s bond indentures, has purchased a 15% interest in Crown Atlantic for $118.8 million in cash from Crown Castle Investment Corp. (“CC Investment”), an unrestricted subsidiary as defined in Crown Castle’s bond indentures. After giving effect to this purchase, CCOC owns approximately 52% of Crown Atlantic and CC Investment owns approximately 48% of Crown Atlantic. As a result of the transactions, Crown Castle has designated Crown Atlantic a restricted group subsidiary.

As of September 30, 2004, pro forma for these transactions, Crown Castle had $613.5 million of cash and cash equivalents, including approximately $154 million in its unrestricted subsidiaries. Additional details regarding these transactions will be available in Crown Castle’s Form 8-K to be filed on or before November 10, 2004.

Crown Castle International Corp. engineers, deploys, owns and operates technologically advanced shared wireless infrastructure, including extensive networks of towers. Crown Castle offers significant wireless communications coverage to 68 of the top 100 United States markets and to

News Release Continued:

substantially all of the Australian population. Crown Castle owns, operates and manages over 10,600 and over 1,300 wireless communication sites in the U.S. and Australia, respectively. For more information on Crown Castle visit: http://www.crowncastle.com

Non GAAP Financial Measure

This press release includes presentations of Adjusted EBITDA, including annualized Adjusted EBITDA, which is a non-GAAP financial measure. Crown Castle defines Adjusted EBITDA as net income (loss) plus cumulative effect of change in accounting principle, income from discontinued operations, minority interests, provision for income taxes, interest expense, amortization of deferred financing costs and dividends on preferred stock, interest and other income (expense), depreciation, amortization and accretion, non-cash general and administrative compensation charges, asset write-down charges and restructuring charges (credits). Crown Castle defines annualized Adjusted EBITDA as Adjusted EBITDA for a fiscal quarter multiplied by four. Adjusted EBITDA and annualized Adjusted EBITDA are not intended as alternative measures of operating results or cash flow from operations (as determined in accordance with generally accepted accounting principles). Further, our measures of Adjusted EBITDA and annualized Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Adjusted EBITDA and annualized Adjusted EBITDA are presented as additional information because management believes them to be useful indicators of the current financial performance of our core businesses. In addition, Adjusted EBITDA is the measure of current financial performance generally used in our debt covenant calculations. The table set forth below reconciles these non-GAAP financial measures to a comparable GAAP financial measure.

Reconciliations of Non-GAAP Financial Measures to Comparable GAAP Financial Measures

Crown Atlantic Adjusted EBITDA and annualized Adjusted EBITDA are computed as follows:

(in thousands of dollars)	Three Months Ended September 30, 2004
Net income		$1,755
Minority interests		2,700
Provision for income taxes		—
Interest expense and amortization of deferred financing costs		2,516
Interest and other income (expense)		(45)
Depreciation, amortization and accretion		10,548
Non-cash general and administrative compensation charges		144
Asset write-down charges		—
Restructuring charges (credits)		(17)
Adjusted EBITDA		$17,601
Multiply by 4	X	4

Annualized Adjusted EBITDA		$70,404

Crown Atlantic annualized Site Rental Revenue is computed as follows:

(in thousands of dollars)	Three Months Ended September 30, 2004
Site Rental Revenue		$28,505
Multiply by 4	X	4

Annualized Site Rental Revenue		$114,020